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                        EXHIBIT INDEX


EXHIBIT NO.    TITLE OF DOCUMENT



 23. 1a.     Consents of Kenny S&P Evaluation Services, a
   division of J.J. Kenny Co., Inc.

    1b.           Consent of Deloitte & Touche LLP

 27. 1.      Financial Data Schedule of Dean Witter Select
   Municipal Trust, National Portfolio Series 126.

     2.      Financial Data Schedule of Dean Witter Select
   Municipal Trust, Delaware Portfolio Series 12.

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